Exhibit 4.1

THIS WARRANT AND THE SECURITIES UNDERLYING THIS WARRANT HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR THE SECURITIES LAWS OF ANY STATE, AND MAY NOT BE SOLD, TRANSFERRED, ASSIGNED OR HYPOTHECATED UNLESS (A) THERE IS AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT COVERING SUCH SECURITIES AND THERE IS FULL COMPLIANCE WITH THE APPLICABLE STATE SECURITIES LAWS, (B) THE SALE IS MADE IN ACCORDANCE WITH RULE 144 UNDER THE SECURITIES ACT OR (C) BRICKELL BIOTECH, INC. (THE “COMPANY”) RECEIVES AN OPINION OF COUNSEL FOR THE HOLDER OF THE SECURITIES REASONABLY SATISFACTORY TO THE COMPANY STATING THAT SUCH SALE IS EXEMPT FROM THE REGISTRATION AND PROSPECTUS DELIVERY REQUIREMENTS OF THE SECURITIES ACT AND COMPLIES WITH APPLICABLE STATE SECURITIES LAWS.

THIS WARRANT MAY NOT BE TRANSFERRED OR ASSIGNED BY THE REGISTERED HOLDER TO A NON-AFFILIATE OF THE HOLDER WITHOUT THE PRIOR WRITTEN CONSENT OF THE COMPANY.

COMMON STOCK PURCHASE WARRANT

Brickell Biotech, Inc.

Date of Issuance:	August 31, 2019	Warrant No. W-1
FOR VALUE RECEIVED, Brickell Biotech, Inc., a Delaware corporation (the “Company”), hereby grants to NovaQuest Co-Investment Fund X, L.P. (“NovaQuest”) or its registered assigns (the “Holder”) the right to purchase from the Company Two Hundred Forty-One Thousand Two Hundred Twenty-Five (241,225) shares of common stock, par value $0.01 per share (“Common Stock”), of the Company (the “Warrant Stock”) at a price per share equal to $10.36 (the “Exercise Price”) to such Holder. This Common Stock Purchase Warrant (this “Warrant”) is issued pursuant to the terms and conditions of the Funding Agreement, dated as of June 2, 2019 (the “Funding Agreement”), between Brickell Subsidiary, Inc. (formerly known as Brickell Biotech, Inc.) and NovaQuest. Capitalized terms used herein but not otherwise defined herein shall have the meanings set forth for such terms in the Funding Agreement.

This Warrant is subject to the following provisions:
1.    Exercise of Warrant.
(a)    Number of Shares. Subject to the terms and conditions hereinafter set forth, the Holder is entitled, upon surrender of this Warrant, to purchase from the Company Two Hundred Forty-One Thousand Two Hundred Twenty-Five (241,225) shares of Warrant Stock (subject to adjustment as provided herein).
(b)    Exercise Period. The Holder may exercise, in whole or in part, the purchase rights represented by this Warrant at any time and from time to time after the Date of Issuance through and including 5:30 p.m., New York City time, on the date that is the tenth (10th) anniversary of the issuance of this Warrant (the “Expiration Date”). At 5:30 p.m., New York City time, on the Expiration Date, the portion of this Warrant not exercised prior thereto shall be and become void and of no value, and this Warrant shall be terminated and no longer outstanding.
(c)    Exercise Procedure.
(i)    This Warrant or any part hereof specified by the Holder shall be deemed to have been exercised at the time the Company receives all of the following items (the “Exercise Time”):
(a)    a completed Exercise Notice, as described in Section 1(f) below, executed by the Person exercising all or part of the rights represented by this Warrant (the “Purchaser”);
(b)    this Warrant; and
(c)    the aggregate Exercise Price for the number of shares of Warrant Stock being purchased through such exercise, such aggregate Exercise Price to be payable by check or a wire transfer in immediately available funds to the Company in an amount equal to the product of the Exercise Price multiplied by the number of shares of Warrant Stock being purchased with the proceeds of such check or wire transfer.
(ii)    Certificates for shares of Warrant Stock purchased upon exercise of all or part of this Warrant shall be promptly delivered by the Company to the Purchaser. Unless this Warrant has expired or all of the purchase rights represented hereby have been fully exercised, the Company shall prepare a new warrant certificate, substantially identical hereto, representing the rights formerly represented by this Warrant which have not expired or been exercised and shall promptly deliver such new Warrant to the Person designated for delivery in the Exercise Notice.
(iii)    The Warrant Stock issuable upon the exercise of all or part of this Warrant shall be deemed to have been issued to the Purchaser at the Exercise Time, and the Purchaser shall be deemed for all purposes to have become the record holder of such Warrant Stock at the Exercise Time.

(iv)    Upon payment in full of the Exercise Price, each share of Warrant Stock issuable upon exercise of all or part of this Warrant shall be, and the Company shall take all such actions as may be necessary or appropriate such that each such share of such Warrant Stock shall be, validly issued, fully paid and nonassessable, issued without violation of preemptive or similar rights of any stockholder of the Company, and free from all liens and charges with respect to the issuance thereof.
(v)    The Company shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock such number of shares of Common Stock as are from time to time issuable upon the exercise of this Warrant.
(vi) The Company shall use its commercially reasonable efforts to cause all of the shares of the Warrant Stock, immediately upon such exercise, to be listed on any domestic securities exchange upon which shares of Common Stock or other securities constituting Warrant Stock are listed at the time of such exercise. The Company shall take all such actions as may be necessary to ensure that all such shares of Warrant Stock are issued without violation by the Company of any applicable law or governmental regulation or any requirements of any domestic securities exchange upon which shares of Common Stock or other securities constituting Warrant Stock may be listed at the time of such exercise (except for official notice of issuance which shall be immediately delivered by the Company upon each such issuance).
(d)    Conditional Exercise. Notwithstanding any other provision hereof, if an exercise of any portion of this Warrant is to be made in connection with a public offering or a sale of the Company (pursuant to a merger, sale of stock, or otherwise), then such exercise may at the election of the Holder be conditioned upon the consummation of such transaction, in which case such exercise shall not be deemed to be effective until immediately prior to the consummation of such transaction.
(e)    Cashless Exercise. Notwithstanding any provisions herein to the contrary, if the fair market value of one share of Warrant Stock is greater than the Exercise Price, in lieu of exercising this Warrant for cash, the Holder may elect to receive Warrant Stock equal to the value (as determined below) of this Warrant (or the portion thereof being canceled) by surrender of this Warrant at the principal office of the Company together with the properly executed subscription form and notice of such election in which event the Company shall issue to the Holder a number of shares of Warrant Stock computed using the following formula:

X =	Y (A-B)
A
Where X =     the number of shares of Warrant Stock to be issued to the Holder.

Y =
the number of shares of Warrant Stock purchasable under the Warrant or, if only a portion of the Warrant is being exercised, the portion of the Warrant being canceled (at the date of such calculation).

A =	the fair market value of one share of Common Stock of the Company (at the date of such calculation).

B =	Exercise Price.
For purposes of the above calculation, the fair market value of one share of Common Stock shall be (i) the last reported sale price of the Common Stock or the closing price quoted on the Nasdaq National Market, the New York Stock Exchange, or the NYSE American, as published in The Wall Street Journal for the five (5) trading days prior to the date of determination of fair market value, or, if no such closing sale price is reported, the last reported sale price on the principal U.S. national or regional securities exchange on which the Common Stock (or other relevant capital stock) is so listed or quoted, or if the Common Stock (or other relevant capital stock) is not so listed or quoted on a U.S. national or regional securities exchange, the last quoted bid price for the Common Stock (or other relevant capital stock) in the over-the-counter market as reported on the OTC Bulletin Board or by Pink Sheets LLC or similar organization. If at any time the Common Stock is not listed on any domestic securities exchange or quoted on the OTC Bulletin Board, the Pink OTC Markets or similar quotation system or association, then the ‘fair market value” of the Common Stock shall be the fair market value per share as determined in good faith by the Company’s Board of Directors.
(f)    Exercise Notice. Upon any exercise of all or part of this Warrant, the Exercise Notice shall be substantially in the form set forth in Warrant Exhibit A hereto. Such Exercise Notice shall be dated the actual date of execution thereof.
2.    Definitions. The following terms have meanings set forth below:
(a)    “Date of Issuance” means the date of initial issuance of this Warrant (as of immediately after such issuance) regardless of the number of times new certificates representing the unexpired and unexercised rights formerly represented by this Warrant shall be issued.
(b)    “Holder” with respect to this Warrant means the Person who is reflected as the holder thereof on the register maintained by the Company.
(c)    “Person” means an individual, a partnership, a joint venture, a corporation, a trust, an unincorporated organization and a government or any department or agency thereof.
3.    No Rights; Limitations of Liability. Prior to the exercise of this Warrant and except as otherwise specifically provided herein or in the Funding Agreement, this Warrant shall not entitle the Holder hereof to any rights as a stockholder of the Company.
4.    Replacement. Upon receipt of evidence reasonably satisfactory to the Company (an affidavit of the Holder shall be satisfactory) of the loss, theft, destruction or mutilation of any certificate evidencing this Warrant, and in the case of any such loss, theft or destruction, upon receipt of an indemnity reasonably satisfactory to the Company, or in the case of any such mutilation, upon surrender and cancellation of such certificate, the Company shall (at its expense) execute and deliver in lieu of such certificate a new certificate of like tenor and dated the date of such lost, stolen, destroyed or mutilated certificate.

5.    Legend. The certificates representing shares of Warrant Stock issued upon exercise of the Warrants shall bear a legend substantially as follows:
“THESE SECURITIES HAVE NOT BEEN REGISTERED WITH THE SECURITIES AND EXCHANGE COMMISSION OR THE SECURITIES COMMISSION OF ANY STATE IN RELIANCE UPON AN EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), AND, ACCORDINGLY, MAY NOT BE OFFERED OR SOLD EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OR PURSUANT TO AN AVAILABLE EXEMPTION FROM, OR IN A TRANSACTION NOT SUBJECT TO, THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND IN ACCORDANCE WITH APPLICABLE STATE SECURITIES LAWS AS ESTABLISHED BY EVIDENCE TO SUCH EFFECT, THE FORM AND SUBSTANCE OF WHICH SHALL BE REASONABLY ACCEPTABLE TO THE COMPANY.”
6.    Charges, Taxes and Expenses. Issuance and delivery of certificates for representing shares of Warrant Stock upon exercise of this Warrant shall be made without charge to the Holder for any issue or transfer tax, transfer agent fee or other incidental tax or expense in respect of the issuance of such certificates, all of which taxes and expenses shall be paid by the Company; provided, however, that the Company shall not be required to pay any tax that may be payable in respect of any transfer involved in the registration of any certificates for shares of Warrant Stock or the Warrant in a name other than that of the Holder or its affiliates. The Holder shall be responsible for all other tax liability that may arise as a result of holding or transferring this Warrant or receiving shares of Warrant Stock upon exercise hereof.
7.    Certain Adjustments. The Exercise Price and number of shares of Warrant Stock issuable upon exercise of this Warrant are subject to adjustment from time to time as set forth in this Section 7.
(a)    Stock Dividends and Splits. If the Company, at any time while this Warrant is outstanding, (i) pays a stock dividend on its Common Stock or otherwise makes a distribution on any class of capital stock that is payable in shares of Common Stock, (ii) subdivides its outstanding shares of Common Stock into a larger number of shares, or (iii) combines its outstanding shares of Common Stock into a smaller number of shares, then in each such case the Exercise Price shall be adjusted to a price determined by multiplying the Exercise Price in effect immediately prior to the effective date of such event by a fraction, the numerator of which shall be the number of shares of Common Stock outstanding on such effective date immediately before giving effect to such event and the denominator of which shall be the number of shares of Common Stock outstanding immediately after giving effect to such event. Any adjustment made pursuant to clause (i) of this paragraph shall become effective immediately after the record date for the determination of stockholders entitled to receive such dividend or distribution, and any adjustment pursuant to clause (ii) or (iii) of this paragraph shall become effective immediately after the effective date of such subdivision, combination or reclassification.
(b)    Fundamental Transactions. If, at any time while this Warrant is outstanding (i) the Company effects (A) any merger of the Company with (but not into) another Person, in which stockholders of the Company immediately prior to such transaction own less than a majority of the outstanding stock of the surviving entity, or (B) any merger or consolidation of the Company into another Person, (ii) the Company effects any sale of all or substantially all of its assets in one or a series of related transactions, (iii) any tender offer or exchange offer approved or authorized by the Company’s Board of Directors is completed pursuant to which holders of at least a majority of the outstanding Common Stock tender or exchange their shares for other securities, cash or property, or (iv) the Company effects any reclassification of the Common Stock or any compulsory share exchange pursuant to which the Common Stock is effectively converted into or exchanged for other securities, cash or property (other than as a result of a subdivision or combination of shares of Common Stock covered by Section 7(a) above) (in any such case, a “Fundamental Transaction”), then the Holder shall have the right thereafter to receive, upon exercise of this Warrant, the same amount and kind of securities, cash or property as it would have been entitled to receive upon the occurrence of such Fundamental Transaction if it had been, immediately prior to such Fundamental Transaction, the holder of the number of shares of Warrant Stock then issuable upon exercise in full of this Warrant without regard to any limitations on exercise contained herein (the “Alternate Consideration”), and the Holder shall no longer have the right to receive shares of Warrant Stock upon exercise of this Warrant. The Company shall not effect any such Fundamental Transaction unless prior to or simultaneously with the consummation thereof, any successor to the Company, surviving entity or the corporation purchasing or otherwise acquiring such assets or other appropriate corporation or Person shall assume the obligation to deliver to the Holder, such Alternate Consideration as, in accordance with the foregoing provisions, the Holder may be entitled to receive, and the other obligations under this Warrant. The provisions of this Section 7(b) shall similarly apply to subsequent transactions of an analogous type to any Fundamental Transaction.
(c)    Number of Warrant Shares. Simultaneously with any adjustment to the Exercise Price pursuant to Section 7(a), the number of shares of Warrant Stock that may be purchased upon exercise of this Warrant shall be increased or decreased proportionately, so that after such adjustment the aggregate Exercise Price payable hereunder for the increased or decreased number of shares of Warrant Stock shall be the same as the aggregate Exercise Price in effect immediately prior to such adjustment.
(d)    Calculations. All calculations under this Section 7 shall be made to the nearest cent or the nearest share, as applicable. The number of shares of Common Stock outstanding at any given time shall not include shares owned or held by or for the account of the Company.
(e)    Notice of Adjustments. Upon the occurrence of each adjustment pursuant to this Section 7, the Company at its expense will, at the written request of the Holder, promptly compute such adjustment, in good faith, in accordance with the terms of this Warrant and prepare a certificate setting forth such adjustment, including a statement of the adjusted Exercise Price and adjusted number or type of shares of Warrant Stock or other securities issuable upon exercise of this Warrant (as applicable), describing the transactions giving rise to such adjustments and showing in reasonable detail the facts upon which such adjustment is based. Upon written request, the Company will promptly deliver a copy of each such certificate to the Holder and to the Company’s transfer agent.

(f)    Notice of Corporate Events. If, while this Warrant is outstanding, the Company (i) declares a dividend or any other distribution of cash, securities or other property in respect of its Common Stock, including, without limitation, any granting of rights or warrants to subscribe for or purchase any capital stock of the Company, (ii) authorizes or approves, enters into any agreement contemplating or solicits stockholder approval for any Fundamental Transaction or (iii) authorizes the voluntary dissolution, liquidation or winding up of the affairs of the Company, then, except if such notice and the contents thereof shall be deemed to constitute material non-public information, the Company shall deliver to the Holder a notice of such transaction at least ten (10) business days prior to the applicable record or effective date on which a Person would need to hold Common Stock in order to participate in or vote with respect to such transaction; provided, however, that the failure to deliver such notice or any defect therein shall not affect the validity of the corporate action required to be described in such notice.
8.    No Fractional Shares. No fractional shares of Warrant Stock will be issued in connection with any exercise of this Warrant. In lieu of any fractional shares that would otherwise be issuable, the number of shares of Warrant Stock to be issued shall be rounded up to the next whole number.
9.     Registration Rights. The Holder and its assignees are entitled to the benefit of such registration rights in respect of the Warrant Stock as are set forth in the Registration Rights Agreement, dated as of the date hereof, between the Company and Holder, including the right to assign such rights as set forth therein. The form of the Registration Rights Agreement is set forth on Warrant Exhibit B.
10.    Notices. Except as otherwise expressly provided herein, all notices referred to in this Warrant shall be in writing and shall be delivered personally, sent by reputable express courier service (charges prepaid), sent by registered or certified mail, return receipt requested, postage prepaid or sent by facsimile or email of a PDF document (with confirmation of transmission) and shall be deemed to have been given when so delivered, sent or deposited in the U.S. Mail (i) to the Company, at its principal executive offices and (ii) to the Holder of this Warrant, at such holder’s address as it appears in the records of the Company (unless otherwise indicated by any such holder).
11.    Restrictions on Transfer.
(a)    The Holder represents, by accepting this Warrant that it understands that this Warrant and any securities obtainable upon exercise of this Warrant have not been registered for sale under Federal or state securities laws and are being offered and sold to the Holder pursuant to one or more exemptions from the registration requirements of such securities laws. Certificates representing Warrant Stock must bear the restrictive legend set forth herein. The Holder understands that the Holder must bear the economic risk of such Holder’s investment in this Warrant and any Warrant Stock or other securities obtainable upon exercise of this Warrant for an indefinite period of time, as this Warrant and such Warrant Stock or other securities have not been registered under Federal or state securities laws and therefore cannot be sold unless subsequently registered under such laws, or an exemption from such registration is available.

(b)    The Holder, by such Holder’s acceptance of this Warrant, represents to the Company that such Holder is acquiring this Warrant and will acquire any Warrant Stock or other securities obtainable upon exercise of this Warrant for such Holder’s own account for investment and not with a view to, or for sale in connection with, any distribution thereof in violation of the Securities Act. The Holder agrees that this Warrant will not be sold or otherwise transferred unless (i) a registration statement with respect to such transfer is effective under the Securities Act or (ii) such sale or transfer is made pursuant to one or more exemptions from the Securities Act, and (iii) such sale or transfer to a non-affiliate of the Holder is approved by the prior written consent of the Company. The Holder agrees the Warrant Stock will not be sold or otherwise transferred unless (i) a registration statement with respect to such transfer is effective under the Securities Act or (ii) such sale or transfer is made pursuant to one or more exemptions from the Securities Act, and (iii) such sale or transfer is made in accordance with the rights and restrictions set forth in the Investors’ Rights Agreement.
12.    Amendment. Except as expressly provided herein, neither this Warrant nor any term hereof may be amended, waived, discharged or terminated other than by a written instrument approved by the Board of Directors of the Company and signed by an authorized officer the Company and the Holder.
13.    Successors and Assigns. Subject to the restrictions on transfer set forth in this Warrant, and compliance with applicable securities laws, this Warrant may be assigned by the Holder. This Warrant may not be assigned by the Company without the written consent of the Holder except to a successor in the event of a Fundamental Transaction. This Warrant shall be binding on and inure to the benefit of the Company and the Holder and their respective successors and permitted assigns. Subject to the preceding sentence, nothing in this Warrant shall be construed to give to any Person other than the Company and the Holder any legal or equitable right, remedy or cause of action under this Warrant.
14.    Descriptive Headings; Governing Law. The descriptive headings of the several Sections and paragraphs of this Warrant are inserted for convenience only and do not constitute a part of this Warrant. All questions concerning the construction, validity and interpretation of this Warrant shall be governed by and construed and enforced in accordance with the laws of the State of New York, without giving effect to any choice of law or conflict provision or rule that would cause the application of the laws of any jurisdiction other than the State of New York.
[Signature Page Follows]

IN WITNESS WHEREOF, the Company executed this Warrant as of the Date of Issuance hereof.

BRICKELL BIOTECH, INC.

By:	/s/ Robert Brown
Name: Robert Brown
Title: Chief Executive Officer

[Signature Page to NovaQuest Warrant]

Warrant Exhibit A

EXERCISE NOTICE

The undersigned, pursuant to the provisions set forth in the attached Warrant (Warrant No. W-____), hereby agrees to subscribe for the purchase of _________ shares of the Warrant Stock covered by such Warrant and makes payment in full at the price per share provided by such Warrant.

The undersigned requests that certificates for such shares be issued in the name of, and delivered to:

(Name)

(Address)

(Signature and Date)

(Signature must conform in all respects to name of holder as specified on the face of the Warrant)

(Insert Social Security Number or EIN)

Warrant Exhibit B

BRICKELL BIOTECH, INC.
REGISTRATION RIGHTS AGREEMENT
[See Exhibit 10.17]